Exhibit 99.1

AsiaInfo Appoints Qingtong Zhou to Board of Directors

BEIJING/SANTA CLARA, Calif. – October 29, 2008 – AsiaInfo Holdings, Inc. (“AsiaInfo” or the “Company”) (NASDAQ: ASIA), a leading provider of telecommunications software solutions and IT security products and services in China, today announced the appointment of Mr. Qingtong Zhou to AsiaInfo’s board of directors. Mr. Zhou currently serves as the Chief Financial Officer of Greater Russia & China for Lenovo Group Limited (“Lenovo”), the world’s fourth-largest personal computer maker. Mr. Zhou replaces Mr. Anders Wing Chung Cheung, who served on AsiaInfo’s board of directors since June 22, 2006.

“I would first like to thank Anders for his years of valuable service, insight and direction at AsiaInfo. We wish him all the best in his future endeavors,” said Mr. Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “We are pleased to welcome Qingtong to the AsiaInfo family. His wealth of experience at Lenovo, including Lenovo’s successful acquisition in 2004 of IBM’s PC division, will be a valuable asset to AsiaInfo as we continue to execute on our strategy of expansion from our core competency in China’s rapidly developing telecommunications industry.”

Prior to joining Lenovo, Mr. Zhou worked for Bain & Company, a global management consulting firm. He received a master’s degree in business administration from the University of Chicago and master’s and bachelor’s degrees in engineering from Tsinghua University in Beijing.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality telecom software solutions and IT security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a prominent supplier of IT security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

For investor and media inquiries please contact:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Andrew Keller

Ogilvy Financial, Beijing

Tel: +86-10-8520-3112

Email: andrew.keller@ogilvy.com